Exhibit 99.1

Franz Skryanz

P.O. Box 840

Pleasant Valley, NY 12569

August 25, 2009

The Board of Directors

Glen Rose Petroleum Corporation

One Energy Square

4925 Greenville Avenue

Suite 200

Dallas, TX 75206

Re:

Resignation as Directors

Dear Sirs:

After much consideration, I have determined to resign my position as a director of Glen Rose Petroleum Corporation for personal reasons. I have enjoyed the time working with my colleagues at Glen Rose Petroleum Corporation and am proud that we have been able to advance the development of and increase production from the Wardlaw leases. I have high hopes for the continued growth of the company.

This resignation will be effective immediately upon acceptance by the Board of Directors.

Very truly yours,

/s/ Franz Skryanz
Franz Skryanz